THE SOMERSET GROUP, INC.                                   CONSOLIDATED STAT


                                                     Year Ended December 31,

                                            1997        1996           1995
Revenue and income:
  Equity in earnings of First Indiana Corporation:
    Earnings before FDIC special assess  3,883,000   3,854,000   $3,938,000
    FDIC special assessment                   ---     (852,000)       ---
                                         ---------   ---------   ---------
                                         3,883,000   3,002,000    3,938,000
  Fees and commissions                   1,119,000   1,006,000         ---
  Investment income                        383,000     441,000      554,000
                                         ---------   ---------   ---------
                                         5,385,000   4,449,000    4,492,000
  Gross profit from construction product       ---         ---    1,649,000
  Gain on sale of assets                       ---         ---    1,293,000
                                         ---------   ---------   ---------
     Total revenue and income            5,385,000   4,449,000    7,434,000

Expenses:
   Selling expenses                        788,000     460,000      210,000
   General and administrative expenses   1,190,000   1,021,000    1,390,000
   Interest expense                            ---      42,000      286,000
                                         ---------   ---------   ---------
      Total expenses                     1,978,000   1,523,000    1,886,000

Income before income taxes               3,407,000   2,926,000    5,548,000
Income tax expense                         957,000     887,000    2,190,000
                                         ---------   ---------    ---------
      Net income                         2,450,000   2,039,000   $3,358,000
                                         =========   =========    =========

Income per share
    Basic                                    $0.95       $0.80        $1.31
    Diluted                                  $0.93       $0.78        $1.29

Average shares outstanding
    Basic                                2,569,461   2,559,947    2,564,453
    Diluted                              2,634,111   2,618,693    2,605,717
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See accompanying Notes to Consolidated Financial Statements.

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